Exhibit 10.20

ALERIS CORPORATION

2011 MANAGEMENT INCENTIVE PLAN

Purpose

The purpose of the Aleris Corporation 2011 Management Incentive Plan (the “Plan”) is to advance the interests of Aleris Corporation (the “Company”), its Subsidiaries and its stockholders by (a) providing certain key employees with annual incentive compensation which is tied to the achievement of preestablished and objective performance objectives, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and maintain key employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company and its Subsidiaries. The Plan is intended to provide Participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code, and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. This Plan is an amendment and restatement of the IMCO Recycling Inc. 2004 Annual Incentive Compensation Plan and the transfer of sponsorship to the Company with the Subsidiaries being participating employers.

ARTICLE 1

DEFINITIONS

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

“Affiliate” shall mean with respect to any entity, any entity that the Company, either directly or indirectly through one or more intermediaries, is in common control with, is controlled by or controls, each within the meaning of the Securities Act.

“Award” shall mean the incentive compensation payment awarded to a Participant pursuant to the Plan.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change of Control” shall mean the occurrence of any one of the following events:

(a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act), other than the Initial Investors (including, for purposes of this definition, for the avoidance of doubt, any entity that the Initial Investors beneficially own more than 50% of the then-outstanding securities entitled to vote generally in the election of directors of such entity) of more than 50% of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Securities”);

(b) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting the Company following which any person or group, other than the Initial Investors, beneficially owns more than 50% of the Voting Securities of the surviving entity;

(c) the sale, lease, exchange, transfer or other disposition of all, or substantially all, of the assets of the Company and its consolidated Subsidiaries, other than to a successor entity of which the Initial Investors beneficially own 50% or more of the Voting Securities; or

(d) a change in the composition of the Board over a period of thirty-six (36) months or less, such that a majority of the individuals who constitute the Board as of the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a Director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, including those directors whose election or nomination for election was previously so approved, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, (A) a person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement, and (B) any holding company whose only material asset is equity interests of the Company or any of its direct or indirect parent companies shall be disregarded for purposes of determining beneficial ownership under clause (b) above and (C) the term “Change of Control” shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to, an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming a holding company.

“Chief Executive Officer” shall mean the chief executive officer of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board described in the Plan or, if none has been appointed, the Board, to administer the Plan and to perform the functions set forth herein.

“Company” shall mean Aleris Corporation, a Delaware corporation, or any successor thereto.

“Covered Employee” shall mean an employee considered an executive officer under the Exchange Act.

“Director” shall mean a member of the Board, or of the board of directors, or body performing similar functions, of an Affiliate or Subsidiary, who is not an Employee.

“Disability” shall mean “disability,” “incapacity” or any term of like import, as defined in the applicable Employment Agreement and shall be interpreted in accordance with the procedures set forth therein, or, in the absence of such an agreement, if the Participant shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to such Participant, or, if no such long-term disability plan is applicable to the Participant, the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee based upon medical evidence acceptable to it.

“Division” shall mean any of the unincorporated operating units, business units, segments or divisions of the Company designated as a division by the Committee.

“Effective Date” shall mean the date as of which this Plan is being amended and restated, which is the date immediately prior to the date on which the Initial Public Offering is effective.

“Eligible Employee” shall mean an Employee of the Company or Subsidiary who holds a position of responsibility as determined by the Committee in its sole discretion.

“Employee” shall mean any person employed full-time by the Company or a Subsidiary on a salaried basis, and the term “Employment” means full-time salaried employment by the Company or a Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Initial Investors” shall mean Oaktree Capital Management, L.P., Apollo Management VII, L.P. and their respective affiliates, other than a Metal Affiliate; it being understood and agreed that a Person shall cease to be an Initial Investor if it beneficially owns (together with its affiliates) less than 7.5% of the Voting Securities.

“Initial Public Offering” shall mean the 2011 initial public offering of common stock of the Company.

“Metal Affiliate” shall mean a Person which is an affiliate of an Initial Investor participating in the metals industry upon completion of the Initial Public Offering.

“Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Participant” shall mean any key Employee of the Company or any of its Subsidiaries that the Committee has determined to be eligible for participation in the Plan.

“Payment Date” shall mean the business day selected by the Committee upon which the Committee shall calculate and declare Awards in accordance with this Plan.

“Performance-Based Compensation” shall mean any Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code and the regulations promulgated thereunder.

“Performance Cycle” shall mean a time period of three months, six months or one year as specified by the Committee at the time Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

“Performance Objectives” shall mean performance goals expressed in terms of (i) revenue, (ii) earnings per Share, (iii) net income per Share, (iv) Share price, (v) pre-tax profits, (vi) net earnings, (vii) net income, (viii) operating income, (ix) cash flow, (x) earnings before interest, taxes, depreciation and amortization (EBITDA), (xi) sales, (xii) total stockholder return relative to assets, (xiii) total stockholder return relative to peers, (xiv) financial returns (including, without limitation, return on assets, return on equity, return on investment and return on capital employed), (xv) cost reduction targets, (xvi) customer satisfaction, (xvii) customer growth, (xviii) employee satisfaction, (xix) productivity measures, (xx) efficiency measures, (xxi) cost reductions, (xxii) any combination of the foregoing, or (xxiii) prior to the end of the Transition Period such other criteria as the Committee may determine. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Unless otherwise stated, a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

“Plan” shall mean this Aleris Corporation 2011 Management Incentive Plan, as it may be amended from time to time.

“Subsidiary” shall mean any corporation (other than the Company), partnership, joint venture, person or other legal entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Transition Period” shall mean the period beginning with the Initial Public Offering and ending as of the earlier of (a) the date of the first annual meeting of shareholders of the Company at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Initial Public Offering occurs or (b) the expiration of the “reliance period” under Treasury Regulation § 1.162-27(f)(2).

ARTICLE 2

ADMINISTRATION

2.1 Committee. The Plan shall be administered by the Board or, at its election, by a Committee consisting of one or more members of the Board who have been appointed by the Board. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that from and after the date of the Initial Public Offering to the extent necessary for any Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two (2) Directors each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The Committee shall have such authority and be responsible for such functions as may be delegated to it by the Board, and any reference to the Board in the Plan shall be construed as a reference to the Committee with respect to functions delegated to it by the Board. If no Committee has been appointed, the entire Board shall administer the Plan.

2.2 Authority of the Committee. Subject to the provisions of this Plan and of applicable law, the Committee shall have full authority and sole discretion to take all actions it deems necessary or advisable for the administration and operation of the Plan, including, without limitation, the authority and discretion to (i) designate Employees as Participants; (ii) determine the terms and conditions of any Award, including Performance Objectives; (iii) interpret, construe, administer, reconcile any inconsistency, resolve any ambiguity, correct any defect and/or supply any omission in the provisions of the Plan, any Award Agreement or any Award or any instrument or agreement relating to the Plan; (iv) review any decisions or actions made or taken by any Committee in connection with any Award or the operation, administration or interpretation of the Plan; and (v) otherwise amend an Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform such Award to, or required to satisfy, any legal requirement (including without limitation the provisions of Section 162(m) or Section 409A of the Code), which amendment may be made retroactively or prospectively. In addition, the Chief Executive Officer shall have full authority to select the Employees who are not Covered Employees or other key executives of the Company who will participate in the Plan. The Committee shall have full discretionary authority to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may reasonably deem necessary or appropriate and to adopt, amend, suspend or waive such rules, forms, instruments and guidelines, and appoint such agents, as it reasonably deems necessary, desirable or appropriate for the proper administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other actions or decisions of the Committee or, in the absence of any action by the Committee, the Board, shall, if made reasonably and in good faith, be final, conclusive and binding upon all parties, including, without limitation, the Company, any Affiliate, any shareholder, any Participant and their estate and any holder or beneficiary of any Award.

ARTICLE 3

ELIGIBILITY

3.1 Eligible Employees. An Eligible Employee may be designated as a Participant by the Committee or by the Chief Executive Officer, as the case may be, in accordance with the Plan. Eligible Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.

ARTICLE 4

AWARDS UNDER THE PLAN

4.1 Incentive Schedule. For each Performance Cycle, the Committee shall make Awards to Covered Employees selected by it and establish for Covered Employees Performance Objectives upon which an Award is based which may include any one or more individual Performance Objectives; business unit, business segment, Division, profit center or product line Performance Objectives; Company-wide Performance Objectives; or any combination thereof, and may be measured either quarterly, semi-annually or annually, on an absolute basis or relative to a pre-established target, in each case as specified by the Committee, and may also establish threshold, target and/or maximum payout levels or percentages, for Awards under the Plan. The Company shall notify each Participant (including any Participants who are not Covered Employees) with respect to that Performance Cycle of his or her individual threshold, target and/or maximum payout level or percentage, as applicable, and the applicable Performance Objectives for the Performance Cycle.

4.2 Timing of Award. The Performance Objectives for a particular Award must be established in writing by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Objectives relates or (y) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain. The Performance Objectives shall be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met.

4.3 Determination of Award. Promptly after the end of a Performance Cycle, the Committee shall determine the extent to which Performance Objectives for that Performance Cycle have been achieved for all Participants and shall determine the individual Awards for Covered Employees. Promptly after such determination, the Chief Executive Officer shall determine the individual Awards for all Employees who are not Covered Employees.

4.4 Adjustments. At the time of the granting of an Award, or at any time thereafter, in either case, to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the Award as Performance-Based Compensation with respect to Covered Employees, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. The adjustments, if any, shall be applied equally to all Participants.

(a) Covered Employees. The potential Award amounts calculated in accordance with this Plan and the Performance Objectives for any Participant who is a Covered Employee with respect to the Performance Cycle in question may be reduced by the Committee in its sole discretion; provided, however, that under no circumstances may the amount of a potential Award determined under this Plan be increased with respect to any Participant who is a Covered Employee with respect to the Performance Cycle in question.

(b) Other Employees. The Chief Executive Officer may adjust the Award upwards or downwards for all Participants who are not Covered Employees to reflect any material change in circumstances during the Performance Cycle.

4.5 Change of Control. In the event of a Change of Control, all Awards for the Performance Cycle in which the Change of Control occurred and with respect to any prior Performance Cycle for which all Awards have not been paid shall be calculated on the basis of the applicable Performance Objectives, after giving effect to any weighting and other criteria in effect prior to the Change of Control; provided, however, that in such event, the Committee, acting in its sole and absolute discretion without the consent or approval of any Participant, may act to effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards held by any Participant: (i) accelerate the Payment Date of an Award, (ii) adjust an Award upwards or downwards for any Participant who is not a Covered Employee, (iii) adjust an Award downwards for any Participant who is a Covered Employee, (iv) determine that an Award shall not be paid, or (iv) make such adjustments to an Award that the Committee deems appropriate to reflect such Change of Control. Notwithstanding the foregoing, the Committee may not adjust any Award upwards for any Participant who is a Covered Employee, and may determine in its sole and absolute discretion that no adjustment is necessary.

4.6 Limitation on Total Award. Notwithstanding any provision to the contrary contained herein, the maximum Award amount payable to any Participant with respect to any calendar year shall not exceed 300% of such Participant’s Base Salary for such calendar year and 75% of such Participant’s Base Salary for such calendar quarter. In addition, in no event may a total Award amount which may be paid under this Plan to a Participant for any calendar year exceed $3,000,000 or $750,000 for a calendar quarter.

ARTICLE 5

PAYMENT OF AWARDS AND GENERAL PROVISIONS

5.1 Determination of Award. Prior to the payment of any Award to a Covered Employee, the Committee shall certify and make a determination in writing of the extent to which Performance Objectives and individual goals have been achieved. For this purpose, approved minutes of the Committee meeting in which the determination is made may be treated as a written determination.

5.2 Time of Payment. Each Award made under the Plan shall be paid in a single lump sum as soon as practicable after the close of the Performance Cycle, but in no event later than 2 1/2 months following the Performance Cycle for which the Award was granted. The Committee, in its sole discretion, may permit a Participant to defer payment of his award under the Aleris Corporation Deferred Compensation Plan, as such plan may be modified from time to time, or any other plan applicable to the Participant and in accordance with Section 409A of the Code.

5.3 Payment. As a condition to eligibility for payment of an Award with respect to any Performance Cycle, a Participant shall be required to be in the employ of the Company or one of its Subsidiaries through the Payment Date, unless The Participant ceases to be employed by the Company or a Subsidiary by reason of:

(i) death;

(ii) Disability; or

(iii) retirement from the Company and its Subsidiaries in accordance with the standard retirement policies applicable to such Participant by the Company and Subsidiaries for which he works;

In such case the Participant, or in the case of death, his or her beneficiaries shall be eligible for an award (or portion thereof) for the Performance Cycle in which the death, disability or retirement occurs, only if and to the extent the Performance Objectives have been met in accordance with the Plan; provided, however, that the Award will be for the portion of the Performance Cycle the Participant was employed, determined by multiplying the final Award by a fraction the numerator of which is the number of days the Participant is employed and the denominator of which is the number of days in the applicable Performance Cycle.

A Participant who ceases to be employed by the Company or a Subsidiary for any reason other than those enumerated above, shall not be eligible for an Award in respect of the Performance Cycle in which such termination of employment by the Company or a Subsidiary occurs. For the purposes of this Section, it shall not be considered a termination of employment when a Participant is transferred from the Company or a Subsidiary to another Subsidiary or to the Company or to any Affiliate.

5.4 No Rights to Award. Notwithstanding any provision of the Plan to the contrary, no Participant, or his estate or representative, shall have any rights with respect to any Award, or any portion thereof, until the actual payment thereof. The grant of an Award under the Plan shall not confer upon the Participant any right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Participants, or any right to receive future Awards upon the same terms or conditions as previously granted.

ARTICLE 6

AMENDMENT OR DISCONTINUANCE

The Board, upon recommendation from the Committee, may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided that any amendment that modifies any preestablished Performance Objectives for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Performance Cycle may only be effected on or prior to the last day for establishment of an Award by the Committee for such

Performance Cycle as determined in accordance with the Plan. In addition, the Board shall have the power to amend the Plan in any manner advisable in order for Awards granted under the Plan to qualify as “performance-based” compensation under Section 162(m) of the Code (including amendments as a result of changes to Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Awards granted under the Plan).

ARTICLE 7

EFFECT OF THE PLAN

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted an Award or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

ARTICLE 8

TERM

8.1 Post-Transition Period. Following the Transition Period, any Award granted under the Plan which is intended to be Performance-Based Compensation, shall be subject to the approval of the material terms of the Plan by a majority of the shareholders of the Company in accordance with Section 162(m) of the Code and the regulations promulgated thereunder.

8.2 Subsequently, the material terms of the Plan must be reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the Plan. This Plan shall remain in effect until such time as any required stockholder approval is not obtained or it is terminated by the Board.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 No Right to Continue Employment. Nothing in the Plan confers upon any Participant the right to continue in the employ of the Company or any Subsidiary or interferes with or restricts in any way the right of the Company or any Subsidiary to discharge any Employee at any time (subject to any contract rights of such Employee).

9.2 Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Award to a Participant.

9.3 Indemnification of Board and Committee. No member of the Committee, nor any officer, employee or agent of the Company or any Subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and every officer, employee or agent of the Company or any Subsidiary acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. Each member of the Committee shall, in the performance of his or her duties under the Plan, be fully protected in relying in good faith upon the financial statements and other financial and operating data of the Company and its Subsidiaries as contemplated by the terms of the Plan.

9.4 Effect on Participation. The award of an Award to a Participant shall not by itself be deemed either to entitle the Participant to, or to disqualify the Participant from, as the case may be, participation in any other award or any future grant of bonuses or other incentive compensation under the Plan or otherwise, or in any other compensation or benefit plan of the Company or any of its Subsidiaries currently existing or hereafter established.

9.5 Other Compensation Agreements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

9.6 Applicability to Successors. The Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. If the Company becomes a party to any merger, consolidation or reorganization, the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest. Any interests of Participants under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

9.7 Death of Participant. In the event of the death of a Participant after the making of the Award but prior to the payment of his Award hereunder, payment shall be made to such beneficiary or beneficiaries as the Participant shall have previously designated in writing. Such designation shall not be effective unless filed with the Company. If there is no effective designation of a beneficiary at the time of the Participant’s death, or in the event that the designated person or persons shall predecease such Participant, any such award payable shall be made to the Participant’s estate or legal representative.

9.8 Interpretation. In interpreting Plan provisions applicable to Performance Objectives and Awards, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. To the extent applicable, the Plan and the Awards granted under the Plan shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the effective date of the Plan.

9.9 Gender and Number. Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.

9.10 Stockholder Vote. The material terms of this Plan shall be disclosed to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. No award or payment of any Award under this Plan to any Covered Employee shall be made unless such stockholder approval is obtained.

9.11 Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware and the rights and obligations created hereby shall be governed by the laws of the State of Delaware.

9.12 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation purposes. With respect to any Awards granted but not yet paid to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.